Exhibit 21.1

List of Significant Subsidiaries of the Registrant

Significant Subsidiaries	Place of Incorporation
Autozi Internet Technology Co., Ltd.	PRC
Autozi Chifu Auto Services (Beijing) Co., Ltd.	PRC
Autozi Internet Technology (Hunan) Co., Ltd.	PRC
Autozi Auto Services Co., Ltd.	PRC
Autozi Huaxun Auto Services (Shandong) Co., Ltd.	PRC
Quantum Data Technology (Beijing) Co., Ltd.	PRC
Autozi E-Commerce (Kunshan) Co., Ltd.	PRC
Autozi Internet Technology (Anhui) Co., Ltd.	PRC
Autozi Baofu Auto Services Co., Ltd.	PRC
Autozi Auto Services (Changsha) Co., Ltd.	PRC
Autozi Internet Technology (Changsha) Co., Ltd.	PRC
Quantum Commercial Factoring (Shenzhen) Co., Ltd.	PRC
Autozi Supply Chain Management (Beijing) Co., Ltd.	PRC
Autozi Auto New Retail (Anhui) Co., Ltd.	PRC
Autozi Baofu Auto Services (Beijing) Co., Ltd.	PRC
Baicheng Auto Services (Henan) Co., Ltd.	PRC